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                                                                   Exhibit 10.15


Re:  CONSULTING


Mr. T. Jefferson Cunningham III
Premier National Bancorp, Inc.
P O Box 310
Route 55
Lagrangeville, New York  12540

Dear Mr. Cunningham:

         Set forth below are the terms of the agreement between you and M&T Bank Corporation (the "Company"), with respect to the consulting services you will provide following your retirement from the Company, as an independent consultant. You will provide such services for the five year period (the "Consulting Period") commencing on the Effective Date (as defined in the Agreement and Plan of Reorganization, dated as of July 9, 2000, by and among Premier National Bancorp, Inc. (the "Seller"), the Company and Olympia Financial Corp.).

         You agree that during the term of this agreement you will provide advice and counsel to the Company on effecting the integration of Seller into the Company and achieving the proposed benefits of the merger, as well as, on the Company group's strategic plans, both for the group as a whole and with respect to southeastern New York. You will report only to the chief executive officer of the Company and you will render such services as requested at such time or times as may be reasonably acceptable to you; provided, however, that nothing in this agreement shall require you to perform more than 30 hours of consulting service (including any travel time) during any 30 day period.

         The Company will pay you for your commitment to perform the services provided under this agreement at the annual rate of $125,000, payable in equal monthly installments. If you should die during such period, then such payments will be made to your spouse or your designated beneficiaries. In the case of disability, payments will continue to be made to you throughout such period. You will also be reimbursed for any expenses you incur performing your duties hereunder. During the Consulting Period, the Company will provide you with both an office (within 15 miles of Fishkill, New York) and a car commensurate with your status as a former chairman of Seller. In addition, throughout the Consulting Period, the Company will provide you with the services of an administrative assistant acceptable to you and, such administrative assistant would assist you in providing services hereunder. Generally, as a consultant, you will not be entitled to participate in, or receive benefits under, any Company employee benefit plans, except for (i) those benefits you are otherwise entitled to receive either pursuant to an agreement with the Seller, the Company or any of their affiliates or as a former employee of the Company (in accordance with the terms of such plans), and (ii) life insurance coverage

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that the Company will provide at the Company's cost that is substantially equivalent to that provided to senior executive officers of the Company.

         In addition, the Company will establish for you a nonqualified supplemental retirement plan (the "SERP") that will provide you with a retirement benefit determined using the retirement benefit formula under the M&T Bank Corporation Retirement Plan (the "Retirement Plan"), but excluding the limits on compensation or benefits needed to meet the qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code") (e.g., 401(a)(17),
415), You will receive past service credit under the SERP for your service as a director and executive of the Seller and its predecessors. Your "final average compensation," for purposes of calculating the SERP benefits will be $360,000 per annum. Your SERP benefits will be payable upon the expiration of this agreement without any actuarial reduction for commencing benefits prior to age
65. You shall be entitled to elect (at least 12 months prior to the date you would commence receiving benefits) to receive benefits payments in any form of payment provided under the Retirement Plan (subject to actuarial adjustment), using Retirement Plan assumptions or an actuarially equivalent lump sum.

         You agree that for a period of one year from the Effective Date, you will not knowingly engage in the direct solicitation of loans or deposits of commercial customers of Seller at the Effective Date.

         If the terms set forth above are acceptable to you, please evidence your agreement to the terms hereof by signing and dating the attached copy of this letter and returning it to the Company to my attention.

                                             Sincerely,

                                             M&T BANK CORPORATION


                                             By:    /s/  Michael P. Pinto
                                             -----------------------------------
                                                         Michael P. Pinto





Accepted and agreed.

 /s/  T. Jefferson Cunningham III
-----------------------------------
      T. Jefferson Cunningham III

       July 9, 2000
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Date